UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016

BFC FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	001-09071	59-2022148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida		33301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 954-940-4900

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On December 15, 2016, BFC Financial Corporation (“BFC”) completed its previously announced acquisition of all of the outstanding shares of Class A Common Stock of BBX Capital Corporation (“BBX Capital”) not previously owned by BFC, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 27, 2016, as amended on October 20, 2016, between BFC, BBX Capital LLC (formerly BBX Merger Subsidiary LLC), a wholly-owned subsidiary of BFC (“Merger Sub”), and BBX Capital (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, BBX Capital merged with and into Merger Sub (the “Merger”), which is the surviving company of the Merger and a wholly-owned subsidiary of BFC.

Pursuant to the terms of the Merger Agreement, each share of BBX Capital’s Class A Common Stock outstanding immediately prior to the effective time of the Merger (other than shares held by BFC and shares as to which appraisal rights were exercised in accordance with Florida law) was converted into the right to receive, at the election of the holder thereof, either (i) $20.00 in cash, without interest (the “Cash Consideration”), or (ii) 5.4 shares of BFC’s Class A Common Stock (the “Stock Consideration” and, collectively with the Cash Consideration, the “Merger Consideration”). Shares of BBX Capital’s Class A Common Stock which were converted into the right to receive Merger Consideration but as to which no election was made were converted into the right to receive Cash Consideration. Based on the foregoing, it is estimated that BFC will pay to BBX Capital’s shareholders a total of approximately $16.9 million of Cash Consideration and issue to BBX Capital’s shareholders a total of approximately 12.0 million shares of BFC’s Class A Common Stock as Stock Consideration.

The foregoing summary of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Merger Agreement as entered into on July 27, 2016, a copy of which was filed as Exhibit 2.1 to BFC’s Current Report on Form 8-K filed on July 28, 2016, and the October 20, 2016 letter agreement which amended the Merger Agreement, a copy of which was filed as Exhibit 2.1 to BFC’s Current Report on Form 8-K filed on October 20, 2016.

On December 15, 2016, BFC and BBX Capital issued a press release announcing the closing of the Merger. A copy of the press release is attached as Exhibit 99.2 hereto.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Appointments

Effective upon consummation of the Merger, the five directors of BBX Capital who were not also directors of BFC - Steven M. Coldren, Norman H. Becker, Willis N. Holcombe, Anthony P. Segreto and Charlie C. Winningham, II - were appointed to BFC’s Board of Directors to serve for a term expiring at BFC’s 2017 Annual Meeting of Shareholders.

Assumption of BBX Capital Equity Plans; Conversion of BBX Capital Equity Awards

Pursuant to the terms of the Merger Agreement, effective upon consummation of the Merger, BFC adopted and assumed BBX Capital’s 2014 Stock Incentive Plan, as amended, and BBX Capital’s 2005 Restricted Stock and Option Plan, as amended (collectively, the “BBX Capital Equity Plans”). Options and restricted stock awards granted under the BBX Capital Equity Plans and outstanding at the effective time of the Merger, including those held by BFC’s executive officers, other employees, and directors, were converted into BFC options or restricted stock awards, as the case may be. Specifically, each option to acquire shares of BBX Capital’s Class A Common Stock that was outstanding at the effective time of the Merger, whether or not then exercisable, was converted into an option to acquire shares of BFC’s Class A Common Stock upon the same terms and conditions as in effect at the effective time of the Merger, except that the number of shares which may be acquired upon exercise of the option now equals the number of shares subject to the option at the effective time of the Merger multiplied by the Merger exchange ratio of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock and the exercise price of the option now equals the exercise price at the effective time of the Merger divided by 5.4. In addition, each share of BBX Capital’s Class A Common Stock subject to a restricted stock award outstanding at the effective time of the Merger was converted pursuant to the terms of the Merger Agreement into a restricted share of BFC’s Class A Common Stock, which restricted shares are subject to the same terms and conditions as in effect at the effective time of the Merger, except that the number of restricted shares subject to the award has been multiplied by the Merger exchange ratio of 5.4 shares of BFC’s Class A Common Stock for each share of BBX Capital’s Class A Common Stock.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired. The financial statements of BBX Capital otherwise required by this Item have been previously reported by BFC in its Registration Statement on Form S-4, as amended (Registration No. 333- 213282), filed with the Securities and Exchange Commission.

(b) Pro forma financial information. The pro forma financial information required by this Item is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

(d) Exhibits.

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements

99.2	Press Release Dated December 15, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BFC FINANCIAL CORPORATION

Date: December 19, 2016

	By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President, Chief Financial Officer and Chief Accounting Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Unaudited Pro Forma Condensed Consolidated Financial Statements

99.2	Press Release Dated December 15, 2016